UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

URBAN-GRO, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT NO. 1 TO THE PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 19, 2024

Dear Stockholders:

This supplement (this “Supplement”) provides updated and amended information with respect to the Annual Meeting of Stockholders of urban-gro, Inc. (“we” or the “Company”), to be held on June 19, 2024, at 10:00 a.m. Mountain time (the “Annual Meeting”).

The information contained in this Supplement should be read in conjunction with the Notice of Annual Meeting of Stockholders and the available Proxy Statement (the “Proxy Statement”), each dated April 25, 2024, furnished in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting. There is no change to the record date to determine stockholders entitled to notice of and to vote at the Annual Meeting and at all adjournments of the Annual Meeting, and as such, only holders at the close of business on April 22, 2024 are entitled to notice of, and to vote at, the Annual Meeting and at all adjournments of the Annual Meeting.

Change in Company’s Certifying Accountant

On May 6, 2024, we filed a Current Report on Form 8-K (the “Form 8-K”) with the Securities and Exchange Commission (“SEC”) announcing that on May 6, 2024, the Audit Committee of the Board (the “Audit Committee”) had dismissed BF Borgers CPA PC (“BF Borgers”) as our independent registered public accounting firm.

As disclosed in the Form 8-K, BF Borgers’ reports on the financial statements of the Company for the fiscal years ended December 31, 2023 and 2022 did not contain an adverse opinion or disclaimer of opinion, nor were they modified or qualified as to uncertainty, audit scope or accounting principles.

There have been no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) and no “reportable event” occurred (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) during the fiscal years ended December 31, 2023 and 2022 and the subsequent interim period up to and including the date of BF Borgers’ dismissal between us and BF Borgers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of BF Borgers, would have caused them to make reference to the subject matter of the disagreement in connection with their report on our financial statements for those periods. Further, all opinions received from BF Borgers were unqualified during the time it served as our independent registered public accounting firm.

The Company provided BF Borgers with the disclosures under Item 4.01 of the Form 8-K, and requested BF Borgers to furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us in Item 4.01 of the Form 8-K and, if not, stating the respects in which it does not agree. BF Borgers’ letter agreeing with those statements is filed as Exhibit 16.1 to the Form 8-K.

As a result of BF Borgers’ dismissal, we are withdrawing Proposal 3 from the meeting agenda of the Annual Meeting, which requests the stockholders of the Company to ratify the appointment of BF Borgers as our independent registered public accounting firm for the year ending December 31, 2024. The Company has already commenced a search for a new independent registered public accounting firm and therefore we do not intend to submit any other proposal for ratification of an appointment of an independent registered public accounting firm at the Annual Meeting.

You should note the following:

•We will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the withdrawal of Proposal 3.
•Proxy cards or voting instructions already received with direction on Proposal 3 will not be voted on Proposal 3.

•Proxy cards or voting instructions received and providing direction on the remaining proposals to be considered at the Annual Meeting (Proposal 1, Proposal 2, Proposal 4, and Proposal 5) will remain valid and in effect, and will be voted as directed.
•If you have already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change your previously cast votes on the remaining proposals.

This Supplement does not revise or update any other information set forth in the Proxy Statement and should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement and this Supplement.

Your vote regarding the remaining agenda items is important. Please vote on these remaining proposals as described in the Notice of Internet Availability of Proxy Materials previously mailed to you on or about April 25, 2024, the Proxy Statement and the proxy card accompanying the Proxy Statement, copies of which are available at https://www.iproxydirect.com/ugro.

The date of this Supplement is May 7, 2024